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SUBSERVICER COMPLIANCE STATEMENT
RE: Structured Asset Securities Corporation Mortgage Loan Trust 2007-BNC1 Mortgage Pass-Through Certificates,
Series 2007-BNC1: This Securitization Servicing Agreement (this "Agreement"), entered into as of the 1st day of
October, 2007, by and among Lehman Brothers Holdings Inc., a Delaware corporation (the "Seller"), JPMorgan Chase
Bank, National Association, a national banking association (the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master Servicer") and acknowledged by U.S. Bank National Association, as trustee (the "Trustee") under the Trust Agreement.
The undersigned, each a duly authorized officer of Chase Home Finance LLC ("CHF"), do hereby certify that:
(1)
CHF is a Subservicer under the Agreement
(2) A review of the activities of CHF during the calendar year ending December 31, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and
(3) To the best of our knowledge, based on such review, CHF has fulfilled all its obligations under the Agreement in all material respects throughout such year.
Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.
Date: 02/28/2008
Chase Home Finance LLC,
as Subservicer
By: /s/ Kim Greaves
Name: Kim Greaves
Title: Senior Vice President
Servicing Manager

By: /s/ Jim Miller
Name: Jim Miller
Title: Senior Vice President
Default Servicing Manager